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                                                                   Exhibit 99.1

Date:  February 12, 1996                              Contact: Gregory C. Thomas
                                                                  (513) 562-8007
For Release:  Immediately


                     CITICASTERS ANNOUNCES MERGER WITH JACOR

         (Cincinnati) Citicasters Inc. announced today that it had entered into a definitive merger agreement with Jacor Communications, Inc. providing for the acquisition of Citicasters by Jacor for cash in the amount of $29.50 per share and certain warrants to purchase Jacor stock. If the Jacor transaction does not close by September 30, 1996, the cash purchase price per share will be increased by $.22125 for each full month thereafter ending prior to the closing of the transaction. A five-year warrant to purchase approximately .2 shares of Jacor common stock at $28 per share ($26 per share if the closing of this transaction does not occur until on or after October 1, 1996) will be issued with respect to each Citicasters share, subject to certain adjustments. John P. Zanotti, Chief Executive Officer of Citicasters, stated "We believe this merger represents tremendous value for our shareholders along with new opportunities for our employees."

         Certain entities and persons that control Citicasters have agreed to execute irrevocable consents in favor of the Jacor transaction on March 13, 1996. These consents are sufficient to approve the transaction under applicable law and, when delivered, will preclude the consideration of any other offers. The consummation of the transaction is subject to certain conditions, including the receipt of FCC and other regulatory approvals.

         Salomon Brothers Inc. served as financial advisor to Citicasters in connection with the transaction.

         Citicasters currently operates 19 radio stations including 14 FM and 5 AM stations along with two network-affiliated television stations in major markets throughout the country.

         Citicasters common stock is quoted on NASDAQ National Market System under the symbol CITI.